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                         ASSET PURCHASE AGREEMENT


  ASSET PURCHASE AGREEMENT (this "Agreement") dated as of November 10, 1995, by and between UNITED GROCERS, INC., an Oregon corporation (the "Purchaser"), and BAY AREA FOODS, INC., an Illinois corporation (the "Company").

  A. The Company, through its Market Wholesale Grocers division, is engaged in the wholesale distribution of dry, frozen and refrigerated grocery products and general merchandise (the "Business").

  B. The Company desires to sell, assign and transfer, and the Purchaser desires to purchase and acquire specific assets of the Business, subject to the assumption by the Purchaser of substantially all of the specific liabilities and obligations relating to the Business, all on the terms and conditions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

                                 Article I

                        Purchase and Sale of Assets

  Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), the Purchaser shall purchase from the Company, and the Company shall sell and transfer to the Purchaser (and in the case of Section 1.1(C)(n), cause Bay Area Holdings, Inc., to sell and transfer), all right, title and interest of the Company in the specific assets, properties or rights used in or forming a part of the Business (collectively, the "Transferred Assets"), including the following:

  A.    Current Transferred Assets:

        (a)  the specific salable and merchantable inventories
(exclusive of liquor, beer and wine) and supplies located at the Leased Properties (as defined in Section 4.9);

        (b) all accounts receivable relating to products sold or services rendered in connection with the Business, including non-invoiced sales;

        (c) the receivables representing customer loans of the Company with respect to the Business;

        (d) the specific prepaid expenses, advances and deposits relating to the Business;

  B.    Other Tangible Assets:

        (e) the machinery, equipment and furnishings used in or forming a part of the Business not otherwise held by BAFS, L.P. (the
"Partnership");

        (f) the improvements, fixtures (including underground storage tanks) and leasehold interests not otherwise held by the Partnership in real property used in or forming a part of the Business;

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  C.    Other Considerations:

        (g) the Contracts (as defined in Section 4.10) relating to the Business;

        (h) all causes of action, demands, judgments, claims (including insurance claims) or other rights relating to the Transferred Assets or the Business or arising under express or implied warranties from suppliers with respect to the Transferred Assets;

        (i) all Intellectual Property (as defined in Section 4.8) used exclusively in connection with the Business;

        (j) the computer software set forth on attached Schedule 1(j) used in connection with order entry and operational systems;

        (k) all governmental permits, licenses, consents and authorizations relating to the Business and not otherwise utilized by the Company to the extent the same are transferable;

        (l) copies of all books and records relating to the Business, including but not limited to correspondence, employment records, accounting records, property records, mailing lists and customer and vendor lists;

        (m) all rights to the "Market Wholesale Grocers" trade name and the other trade names set forth on attached Schedule 1(m); and

        (n) the outstanding partnership interests in the Partnership. The only assets held by the Partnership as of the Closing Date shall consist of furniture, fixtures and equipment constituting part of the Business on the date hereof. For purposes of the representations and warranties contained in Article IV only, such furniture, fixtures and equipment shall be deemed to be "Transferred Assets." Such furniture, fixtures and equipment shall constitute all of the furniture, fixtures and equipment of the Company used in or forming a part of the Business. The Partnership shall have no liabilities of whatsoever nature.

     Section 1.2 Excluded Assets. Notwithstanding Section 1.1, the Company is not selling, and the Purchaser is not purchasing, any of the following assets, all of which shall be retained by the Company
(collectively, the "Excluded Assets"):

        (a)  all cash and cash-equivalents;

        (b) the Company's management information systems (including hardware and software) and all Intellectual Property used in connection therewith, other than as set forth in Section 1.1(C)(i);

        (c) the real property improvements, fixtures and leaseholds forming a part of the Company's principal executive offices located at 33 San Pablo Avenue, San Rafael, California;

        (d) any and all employee benefit, health or welfare plan, profit sharing or pension plans of Company and policies entered into or issued under the employee benefit, profit sharing or pension plans;

        (e) any asset of the type described in Sections 1.1A(i), (C)(k) and (C)(l) that is not used exclusively in connection with the Business;

        (f)  any beer, wine and liquor inventories;

        (g) any governmental permits, licenses, consents and authorizations relating to beer, wine or liquor; and

        (h)  the Settlement Agreement and Release between Sobrato
Development Companies, Sobrato Development Company #871, PVO Real Estate Corp. and Provigo Corporation.

  Section 1.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to Section 1.1, the Purchaser shall assume all liabilities and obligations (both known and unknown) of the Company with respect to the Business of any nature whatsoever, except for those liabilities and obligations expressly retained by the Company pursuant to Section 1.4 and except for liabilities and obligations with respect to which the Company is obligated to indemnify the Purchaser pursuant to Section 9.2(a), including without limitation the following (collectively, the "Assumed Liabilities"):

        (a) all liabilities reflected on the Closing Date Statement (as defined in Section 2.2);

        (b) all obligations of the Company under (i) unfilled purchase orders entered into in the ordinary course of the Business, (ii) the leases set forth on Schedule 4.9, and (iii) the Contracts set forth on
Schedule 4.10 and other Contracts not required to be disclosed on
Schedule 4.10 because of the disclosure thresholds set forth in
Section 4.10;

        (c) liabilities or obligations arising from the operation of the Business subsequent to the Closing Date; and

        (d) liability for any severance pay, if any, incurred as a result of this transaction for any union employees at the Leased
Properties and any non-union employees hired pursuant to Section 6.4.

  Section 1.4 Retained Liabilities. The Purchaser does not assume, and shall not be responsible for, any of the following liabilities or obligations of the Company or any affiliate of the Company (collectively, the "Retained Liabilities"):

        (a) expenses of the Company (other than severance pay) payable to third parties arising in connection with the Company's execution, delivery and performance of this Agreement or any of the transactions contemplated hereby (including, without limitation, legal, accounting, brokerage, investment banking or finder's fees);

        (b) liabilities or obligations for Taxes (as defined below) that relate to the Business for periods or portions thereof ending on or prior to the Closing Date including without limitation any and all sales or use taxes generated by the transfer of the Transferred Assets and the Partnership interest incident to this transaction;

        (c) liabilities resulting from the Company's failure to comply with "bulk transfer" or similar laws in connection with the transactions contemplated hereby;

        (d) liabilities for any severance pay incurred as a result of this transaction for any union employees not located at the Leased Properties and any severance pay for non-union employees except for those non-union employees hired pursuant to Section 6.4; and

        (e) liabilities arising from (i) the Company's ownership of the fee interest in any of the Leased Properties at any time prior to the Closing Date (including any liabilities arising under any Environmental Law (as defined in Section 4.12) with respect to the Company's operations prior to the Closing Date) and (ii) the Company's operation or use of any real property not constituting a Leased Property.

  For purposes of this Agreement, the term "Taxes" shall include any tax based upon, or measured by, income or gross receipts, and any sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium, property or other taxes (including any interest or penalties or additional amounts imposed by any tax authority).

        (f) liabilities for any and all workmen's compensation claims arising from acts or events occurring prior to Closing.

  Section 1.5. Collective Bargaining Agreements. Notwithstanding any other language in this Agreement, the Purchaser shall have no obligation under this Agreement to assume any collective bargaining agreement or to offer employment to any employees at the Leased Properties except with respect to those non-union employees as provided in Section 6.4.

                                Article II

                               Consideration

  Section 2.1 Purchase Price. In consideration of the transfer, conveyance and assignment of the Transferred Assets at Closing, the Purchaser shall:

        2.1.1 Pay to the Company a cash purchase price equal to the net working capital of the Business as of October 7, 1995 as shown on
Schedule 2.1.1 (the "Estimated Net Working Capital Amount");

        2.1.2. Pay to the Company the sum of $3,000,000 plus 100% of the out-of-pocket capital expenditures incurred by the Company from August 12, 1995 until the Closing Date, which capital expenditures are set forth on Schedule 2.1.2 (collectively, the "Capital Costs");

        2.1.3. Commencing with the fiscal quarter ended December 31, 1995, pay to the Company within 5 days after the end of each fiscal quarter of the Purchaser an amount equal to 2.56% of the purchases made by any Purchasing Party during such fiscal quarter (as defined in the Supply Agreement delivered pursuant to Section 3.2.2); provided that in no event shall the aggregate payments pursuant to this Section 2.1.3 exceed the Earned Rebate Amount. For purposes hereof, the "Earned Rebate Amount" shall be $6,000,000; provided that in the event that Lucky Stores, Inc. (i) does not consent to the assignment to the Purchaser of its Distribution Agreement dated March 15, 1995 (the "Lucky Agreement") and (ii) fails to agree to extend the term of the Lucky Agreement on substantially the same terms for a period of at least one year following the expiration of the current expiration of the Lucky Agreement, the "Earned Rebate Amount" shall be reduced to $4,700,000; and

        2.1.4.  Assume the Assumed Liabilities.

  Section 2.2  Purchase Price Adjustment.

        2.2.1. As soon as practicable, but in no event later than 30 days following the Closing Date, the Company shall prepare and deliver to the Purchaser a statement of the net working capital amount (the "Final Working Capital Amount") on the Closing Date (the "Closing Date Statement"). The Closing Date Statement will be prepared and the Final Working Capital Amount (including the value of the amount of the inventory determined pursuant to the physical inventory referred to below) shall be calculated on a basis consistent with the accounting principles used in the preparation of the October 7, 1995 Financial Data (as defined in Section 4.3) and in the preparation and calculation of the Estimated Net Working Capital Amount and Schedule 2.1.1 (including as to the use of materiality thresholds, the calculation of reserves and other accounting principles) and consistent with the allocation of the liabilities between the parties as set forth in Sections 1.3 and 1.4. On the Saturday and Sunday immediately preceding the Closing Date, the Company shall cause the Leased Properties to be closed for the purpose of causing a physical inventory to be taken. The physical inventory shall be taken by the employees at the Leased Properties, and the Company and the Purchaser shall have the right to cause their independent auditors to observe the taking of such physical inventory. The physical inventory shall count all saleable and merchantable product (excluding damaged, obsolete, out-of-date and ZOLA merchandise). The inventory shall further exclude all beer, wine and liquor inventories. The calculation of the amount of the inventory determined pursuant to the physical inventory shall be conclusive and binding upon the parties. The Company's and the Purchaser's independent auditors shall agree upon the procedures for observing the taking of the physical inventory prior to the taking of such physical inventory. Notwithstanding the foregoing, accrued vacation and sick pay set forth on the Closing Date Statement shall be adjusted to appropriately reflect those employees of the Business actually hired by the Purchaser on and following the Closing Date.

  The Purchaser shall have the period of 15 days following delivery of the Closing Date Statement to object to the Closing Date Statement. If no objection is made within such 15 day period, the Closing Date Statement shall be binding upon the parties. If an objection is made that cannot be resolved by the parties within 10 days from the date of notification, the San Francisco office of KPMG Peat Marwick shall be engaged to resolve such dispute, the fees and expenses of which shall be borne equally by the Purchaser and the Company and the determination of such accounting firm shall be conclusive and binding upon the parties.

              2.2.2. If the Final Net Working Capital Amount is greater or less than the Estimated Net Working Capital Amount, such excess or deficiency (as applicable) shall be payable by the Purchaser or the Company within 5 business days after the Closing Date Statement becomes conclusive and binding.

              2.2.3 Any amount payable by either the Purchaser or the Company pursuant to Sections 2.1 or 2.2 shall be paid by wire transfer of immediately available funds.

              2.2.4 To the extent that it is not reasonably practicable to cause bills relating to utility charges or real property or other ad valorem taxes or business occupancy taxes associated with the Transferred Assets to be rendered by the appropriate utilities or governmental authorities as of the Closing Date, such utility charges and taxes shall be apportioned as of the Closing Date and reflected on the Closing Date Statement.

  Section 2.3 Payroll Tax Compliance. The Purchaser and the Company agree to use the alternative procedure set forth in Section 5 of Revenue Procedure 84-77, 1984 Cum. Bull. 753, to treat employees of the Company who are employed by the Purchaser immediately after the Closing Date as having one employer for payroll tax and compliance purposes during the entire calendar year 1995, and the Purchaser shall assume the Company's obligation to furnish a Form W-2 to each of the employees of the Business for the 1995 calendar year.

                                Article III

                                  Closing

  Section 3.1 Closing. The closing of the purchase and sale of the Transferred Assets pursuant to Section 1.1 (the "Closing") shall be held at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410
Seventeenth Street, Denver, Colorado at 10:00 a.m. (local time) on December 3, 1995 (the "Closing Date"), or at such other place and time as the Purchaser and the Company may mutually agree.

  Section 3.2 Deliveries at Closing. At the Closing, the parties shall make the deliveries described below, provided that the obligation of each to do so shall depend upon the performance by the other party of its obligations hereunder.

        3.2.1 The Company shall deliver, or cause to be delivered, to the Purchaser the following documents:

              (i)  a Bill of Sale in the form of Exhibit A hereto;

              (ii) a General Assignment in the form of Exhibit B hereto;

              (iii) a Leasehold Assignment together with Lessor's Consent to Assignment in the form of Exhibit C hereto with respect to each of the Leased Properties (as defined in Section 4.9);

              (iv) a Transition Services Agreement in the form of Exhibit D hereto (the "Transition Services Agreement");


              (v)  a Sublease in the form of Exhibit E hereto (the
"Sublease");

              (vi) a Liquor Handling Agreement in the form of Exhibit F hereto (the "Handling Agreement");

              (vii) a Supply Agreement in the form of Exhibit G hereto (the "Supply Agreement"); and

              (viii) a Partnership Interest Assignment in the form of Exhibit H hereto (the "Assignment"); and

              (ix) UCC termination statements establishing the release of the filings set forth on Schedule 4.11 (other than notice filings for leased equipment).

        3.2.2. The Purchaser shall deliver to the Company the following:

              (i)  the cash Purchase Price;

              (ii) an Assumption Agreement in the form of Exhibit I hereto;

              (iii)  the Supply Agreement;

              (iv)  the "Letter of Credit" (as defined in Section 6.6);

              (v)  the Sublease;

              (vi)  the Handling Agreement; and

              (vii)  the Assignment.

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                                Article IV

               Representations and Warranties of the Company

  The Company represents and warrants to the Purchaser as follows:

  Section 4.1 Organization and Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and (ii) has the requisite corporate power to carry on the Business as now being conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the conduct of the Business makes such qualification necessary.

  The Partnership is a limited partnership, duly organized under the laws of the State of Delaware. The Company is the sole limited partner of the Partnership and Bay Area Holdings, Inc., is the sole general partner of the Partnership.

  Section 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

  Section 4.3 Financial Data. The Company has previously furnished to the Purchaser copies of the unaudited financial data of the Business set forth on Schedule 4.3 as of January 28, 1995, and the thirty-six week period ended October 7, 1995, (collectively, the "Financial Data"). The Financial Data (i) fairly presents the assets, liabilities and income statement of the Business as of the dates thereof and the results of operations of the Business for the periods covered thereby; and (ii) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as set forth on Schedule 4.3. With respect to the thirty-six week period ended October 7, 1995, to the Company's knowledge, there are no adjustments that would be required for the Company's audit that would individually or in the aggregate have a Material Adverse Effect upon the Business' reported financial condition.

  Section 4.4 Consents and Approvals. Except as set forth on Schedule 4.4, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, any governmental or regulatory body, agency or official which, if not obtained or made, would have a Material Adverse Effect. Except as set forth on Schedule 4.4, neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charter or bylaws of the Company or of any applicable law which is material to the operations of the Business, or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 4.10) to which the Company is a party, or by which the Company or any of the Transferred Assets may be bound, except for such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.5 Litigation. Except as set forth on Schedule 4.5, to the Company's knowledge there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against the Company before any court, arbitrator or administrative, governmental or regulatory authority or body with respect to the Business, nor to the Company's knowledge is the Company subject to any order, judgment, writ, injunction or decree with respect to the Business, except in either case for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  Section 4.6 Compliance with Law. Except as set forth on Schedule 4.6, the Company is not in violation of any statute, law, ordinance, regulation, rule or order of any federal, state or local governmental authority or any judgment, decree or order of any court which relates to the Business, except where any such violation would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on
Schedule 4.6, the Company has all permits, approvals, licenses and franchises from governmental authorities required to conduct the Business as now being conducted, except for such permits, approvals, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.7 Employee Benefit Plans.

              4.7.1 The Company will, within five days from date of execution, make available to the Purchaser true and complete copies of each pension, profit-sharing, bonus, incentive, deferred compensation, severance pay, retirement or other material employee benefit plan, agreement or arrangement within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, a "Plan"), currently maintained or contributed to by the Company (or its parent) for the benefit of any officer or employee of the Business, all of which are set forth on Schedule 4.7 attached hereto.

              4.7.2 Except as set forth on Schedule 4.7, (i) each such Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except where any such failure to comply would not have a Material Adverse Effect, and a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan;
(ii) no such Plan is subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA or is otherwise subject to Title IV of ERISA; (iii) except where such events would not, individually or in the aggregate, have a Material Adverse Effect, there has been no non-exempt "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code involving the assets of such Plan; (iv) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Company's financial statements and records); (v) the Company has made available to the Purchaser as to each such Plan a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS and (b) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan; and (vi) each such Plan is in compliance with ERISA and the terms of such Plan, except where any such failure to comply would not have a Material Adverse Effect. The Company has made available to the Purchaser the information available to it regarding any actual or potential withdrawal liability with respect to any "multi-employer pension plan" as defined in Section 3(37) of ERISA.

              4.7.3 Except as set forth on Schedule 4.7, the Company does not have any obligation to provide any welfare or compensation benefits to terminated, retired or former employees of the Business other than continuation of insurance coverage required by applicable law.

  Section 4.8 Intellectual Property. The Company possesses ownership of all trade names, trademarks, service marks, trade secrets and other proprietary intellectual property rights (the "Intellectual Property") used in the operation of the Business, as set forth on Schedule 4.8, except where the failure of the Company to own or have the right to use any Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not, to the Company's knowledge, infringing upon the intellectual property rights of others in connection with the Business and has not received any notice of conflict with respect to the intellectual property rights of others.

  Section 4.9 Real Property. The Company does not own any real property in fee which is utilized in connection with the Business. Schedule 4.9 attached hereto sets forth a complete list of all real property leased by the Company and utilized exclusively in the Business (individually, a "Leased Property" and collectively, the "Leased Properties"). The Company has a valid leasehold interest in its Leased Properties, in each case free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances, except (i) liens for taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent; (ii) liens for mechanics, material, laborers, employees or similar liens arising by operation of law; (iii) mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances and/or defects, whether or not of record, against the fee title or other estate held by the landlord with respect to any Leased Property;
(iv)(A) platting, subdivision, zoning, building and other similar legal requirements, (B) easements, restrictive covenants, rights-of-way, encroachments and other similar encumbrances, whether or not of record, and (C) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and (v) other mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and encumbrances, if any, described on Schedule 4.9. To the Company's knowledge, there are no eminent domain proceedings pending or threatened against any Leased Property. The Company has paid and/or performed all obligations and liabilities to be performed or paid under said leases and no defaults or events which, with the giving of notice and the passage of time, would constitute a default thereunder.

  Section 4.10 Material Contracts. Except as listed or described on Schedule 4.10, as of the date hereof, the Company is not a party to or bound by any written or oral leases, agreements or other contracts or legally binding contractual commitments ("Contracts") relating to the operation or ownership of the Business that are of a type described below (collectively, the "Material Contracts"):

        (i) the Company is not a party to any collective bargaining or other labor or employment agreements;

        (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $10,000;

        (iii) any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring aggregate future payments or costs in excess of $25,000;

        (iv) any Contract relating to the borrowing of money by the Company, or the Company's guaranty of another person's borrowing of money;

        (v) any Contract granting any person a lien on all or any part of the Transferred Assets;

        (vi) any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any of the Transferred Assets;

        (vii) any Contract under which the Company is (a) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property relating to the Business, or (b) a lessor of any property owned by the Company relating to the Business, in either case having, an original value in excess of $100,000;

        (viii) any Contract limiting, restricting or prohibiting the Company from conducting the Business anywhere in the United States or elsewhere in the world;

        (ix) any joint venture or partnership Contract relating to the Business; and

        (x) any Contract relating to the Business having an original value in excess of $100,000 and requiring consent of the other party thereto in connection with the transactions contemplated hereby.

  The Company has made available to the Purchaser with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 4.10, each Material Contract is a valid and binding obligation of the Company enforceable in accordance with its terms, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on
Schedule 4.10, the Company has performed all obligations required to be performed by it under the Material Contracts and the Company is not in breach or default thereunder, except for breaches or defaults which will not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.11 Personal Property. Except as set forth on Schedule 4.11, the Company has or the Partnership will have on Closing good and marketable title to the Transferred Assets reflected on the books and records of the Company as owned by it free and clear of all liens, security interests and encumbrances. Except for the Excluded Assets, the Transferred Assets include all of the assets, properties and other rights owned by the Company presently used in the conduct of the Business.

  Section 4.12 Environmental and Safety Matters. Except as set forth on Schedule 4.12 hereto and except for such of the following as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) the Business is in compliance with all applicable Environmental Laws; (ii) the Company has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Business; (iii) the Company has obtained, and is and has been in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Leased Properties and the conduct of the Business, and (iv) the transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties. The Company has made available to the Purchaser true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of the Company during the past two years pertaining to any property owned or leased and utilized by the Business. As used in this Agreement, "Environmental Laws" shall mean all material federal, state or local statutes, laws, codes, rules, regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders), presently in force, as amended or reauthorized, pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.

  Section 4.13 Employee Relations. Within the last two years the Company has not experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor nor, to the Company's knowledge, has any such event been threatened against the Company.

  Section 4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 4.15      Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE IV, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS BEING SOLD HEREBY WHICH ARE BEING SOLD TO THE PURCHASER ON AN "AS IS WHERE IS" BASIS ON THE CLOSING DATE, IN THEIR THEN PRESENT CONDITION, AND THE PURCHASER SHALL RELY ON ITS OWN EXAMINATION THEREOF.

                                 Article V

              Representations and Warranties of the Purchaser

  The Purchaser represents and warrants to the Company as follows:

  Section 5.1 Organization and Qualification. The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon; and (ii) has the requisite corporate power to carry out the transactions contemplated hereby.

  Section 5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally.

  Section 5.3 Consents and Approvals. Except as set forth on Schedule 5.3, the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to any governmental or regulatory body, agency or official which, if not obtained or made, will prevent, materially delay or materially burden the transactions contemplated by this Agreement. Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charters or bylaws of the Purchaser or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Purchaser is a party, or by which its properties or assets may be bound; except for such violations, breaches or defaults which would not prevent or materially delay consummation of the transactions contemplated hereby.

  Section 5.4 Financing. The Purchaser currently has sufficient funds on hand, or has sufficient borrowing capacity available from responsible financial institutions, to enable the Purchaser to finance the consummation of the transactions contemplated hereby and to pay related fees and expenses.

  Section 5.5 Litigation. To Purchaser's knowledge, there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against the Purchaser before any court, arbitrators or administrative, governmental or regulatory authority or body, nor is the Purchaser, to its knowledge, subject to any order, judgment, writ, injunction or decree, except in either case for matters which will not prevent, materially delay or materially burden the transactions contemplated hereby.

  Section 5.6 Brokers. No broker, finder or investment banker, except for B.A. Partners (which is the sole responsibility of the Purchaser), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

                                Article VI

                                 Covenants

  Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or otherwise consented to in writing by the Purchaser, during the period from the date of this Agreement to the Closing Date: (a) the Company shall conduct the Business in the ordinary course; and (b) the Company will not take any actions that could reasonably be expected to have an adverse effect upon the Business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date and after the date hereof, the Company will not, without the prior written consent of the Purchaser, to the extent that any such action would have an adverse impact on the Business: (i) sell, pledge, dispose of or encumber its assets, except for (x) sales of inventory and sales of obsolete assets and assets concurrently replaced with similar assets, in each case in the ordinary course of the Business, and (y) the transfer of furniture, fixtures and equipment to the Partnership or (ii) except as otherwise required by law or by any existing plan, arrangement or agreement, enter into, adopt or amend in any material respect, any Material Contract or Plan for the benefit of the employees of the Business.

  Section 6.2 Filings. Each of the Company and the Purchaser shall exercise commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Company and the Purchaser (a) shall make all required filings with or applications to governmental bodies and other regulatory authorities set forth on
Schedule 6.2 hereto no later than ten business days after the execution of this Agreement, and (b) shall exercise commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to Material Contracts as identified by the Purchaser and set forth on Schedule 6.2 and to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and otherwise fulfill all conditions to this Agreement.

  Section 6.3 Access to Information; Confidentiality. Subject to the terms of the Confidentiality Agreement (as herein defined), from the date hereof to the Closing Date, the Company shall, and shall cause its officers, directors, employees and agents to, afford the directors, officers, employees, agents, representatives and advisors of the Purchaser complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, in each case as they relate to the Business, and shall furnish the Purchaser all financial, operating and other data and information relating to the Business as the Purchaser may reasonably request. That certain letter dated August 4, 1995, from the Purchaser to the Company (the "Confidentiality Agreement") with respect to, among other things, confidential treatment of information provided by the Company and its representatives to the Purchaser and its representatives shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever.

  Section 6.4 Employees. The Purchaser hereby agrees that it shall offer employment to each active, non-union employee of the Business employed at the Leased Properties on terms and conditions (including employee benefits) that are substantially similar in the aggregate to those currently provided by the Company (but not in excess of the benefits provided by Purchaser to its current employees in similar positions); provided that on or prior to the Closing Date, the Purchaser shall have the right to notify the Company that it does not desire to hire those active, non-union employees at the Leased Premises set forth in such notice (not to exceed 17 employees), and the Company shall be required to terminate such employees set forth in such notice and pay all amounts owing to such employees as a result of such termination.

  Section 6.5 Public Announcements. The Company and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

  Section 6.6 Letter of Credit. At the Closing, the Purchaser will deliver to the Company a replacement Letter of Credit in the face amount of $1,500,000 and with terms and from a bank satisfactory to the Company and Distribution Ventures, L.L.C. to replace the Letter of Credit posted by the Company pursuant to Section 5 of each of the facility leases for the Leased Properties (the "Letter of Credit").

  Section 6.7 Noncompetition; Nonsolicitation Agreement. For a period of five years following Closing (the "Noncompete Period"), the Company shall not, directly or indirectly, own, manage, control, or in any manner engage in the wholesale distribution of dry, frozen and refrigerated grocery products and general merchandise (the "wholesale distribution business") anywhere in the State of California; provided, however, that in the event that the Company acquires (through the purchase of assets, by merger or otherwise) all or part of a retail grocery chain and such chain operates a wholesale distribution business for the purpose of supplying such chain, the Company shall be permitted to retain and operate such wholesale distribution business. During the Noncompete Period, the Company shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Business to leave the employ of the Purchaser, or in any way interfere with the relationship between the Purchaser and any employee thereof, or (ii) induce or attempt to induce any customer of the Purchaser's wholesale distribution business to cease doing business with the Purchaser.

  Section 6.8 Capital Costs. In the event that the Company receives reimbursement from a third-party of all or a portion of the Capital Costs, the Company agrees to promptly pay to the Purchaser the amount of such reimbursement.

  Section 6.9 401(k) Plan. Effective as of the Closing Date, each employee of the Business who participated in the 401(k) plan of the Company set forth on Schedule 4.7 (the "Company 401(k) Plan") will no longer be eligible to participate in the Company 401(k) Plan. As soon as practicable following the Closing Date, the Company shall cause to be transferred to a new or existing Section 401(k) plan established by the Purchaser (the "Purchaser 401(k) Plan") all of the assets (including participant loans) with respect to the employees of the Business hired by the Purchaser (the "Transferred Employees") in the Company 401(k) Plan. Notwithstanding the foregoing, no such transfer will be made until the Purchaser provides the following to the Company: (i) executed plan and trust agreements under the Purchaser 401(k) Plan and corporate resolutions providing for the adoption of the Purchaser 401(k) Plan and trust agreement and (ii) either (A) a favorable determination letter issued with respect to the Purchaser 401(k) Plan by the Internal Revenue Service which covers changes or new provisions designed to comply with the Tax Reform Act of 1986 and subsequent regulations and legislation or
(B) an opinion of counsel (which opinion and counsel are acceptable to the Company) that the Purchaser 401(k) Plan is qualified under Section 401(a) of the Code, and its related trust is exempt from taxation under
Section 501(a) of the Code. Prior to the date of such transfer of assets, the Company will make all contributions (including employee pre-tax contributions) to the Company 401(k) Plan with respect to the Transferred Employees which are due or made for periods ending or prior to the Closing Date. Following such transfer of assets, the Purchaser shall assume and discharge all liabilities and responsibilities with respect to such transferred assets on behalf of the Transferred Employees, and none of the Company nor any of its affiliates shall have any further liability or responsibility therefor.

  Section 6.10      Assistance.  The Purchaser agrees to give the
Company access to its books and records following the Closing Date, and to provide such assistance as the Company may reasonably request, to the extent that the Company reasonably needs access to such books and records for periods prior to the Closing Date in anticipation of, or preparation for, existing or future litigation, tax returns, tax and accounting audits, or other similar matters in which the Company may be or become involved.

  Section 6.11 Lucky Agreement. The Purchaser agrees to use its best efforts to cause Lucky Stores, Inc. to agree to at least a one-year renewal or extension of the Lucky Agreement on substantially the same terms as in effect on the date hereof.

  Section 6.12 Transition Services Agreement. The parties acknowledge that while the form of the Transition Services Agreement is attached hereto as an exhibit, Schedule A to the Transition Services Agreement has not yet been finalized. The parties agree to finalize such Schedule A prior to Closing.

                                Article VII

                           Conditions to Closing

  Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

        7.1.1 No Legal Prohibition. No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by such party of the transactions contemplated hereby.

        7.1.2 No Injunction. Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

        7.1.3 Hart-Scott-Rodino. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

  Section 7.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions:

        7.2.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        7.2.2 Approvals. All governmental and third party approvals, consents, permits or waivers set forth on Schedule 6.2 shall have been obtained in form and substance reasonably satisfactory to the Purchaser.

        7.2.3 Documents. The Company shall have delivered the documents required by Section 3.2.1.

        7.2.4 Resale Certificate. The Purchaser shall have delivered a resale certificate with respect to the inventory transferred from the Company.

  Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions:

        7.3.1 Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

        7.3.2 Approvals. All governmental and third party approvals, consents, permits or waivers set forth on Schedule 6.2 shall have been obtained in form and substance reasonably satisfactory to the Company.

        7.3.3 Documents. The Purchaser shall have delivered the documents required by Section 3.2.2.

        7.3.4 Lease Modification. The Company shall have obtained from the Lessor of the real property at Tracy, Santa Rosa and Modesto an agreement to delete or amend, in form acceptable to Purchaser, paragraph
18.10 in each Lease.

                               Article VIII

                                Termination

  Section 8. Termination. This Agreement may be terminated at any time prior to the Closing:

        8.1.1 By mutual written consent of the Purchaser and the Company.

        8.1.2  By the Company:

              (i) if the Closing Date shall not have occurred on or before December 29, 1995, other than as a result of a breach by the Company of its representations, warranties or other obligations hereunder; or

              (ii) if, prior to the Closing Date, the Purchaser fails to perform in any material respect any of its obligations under this Agreement or the Purchaser has breached any material representation or warranty, and such failure or breach has not been cured within 15 days after receipt of notice of such failure or breach from the Company.



        8.1.3  By the Purchaser:

              (i) if the Closing Date shall not have occurred on or before December 29, 1995, other than as a result of a breach by the Purchaser of its representations, warranties or other obligations hereunder; or

              (ii) if, prior to the Closing Date, the Company fails to perform in any material respect any of its obligations under this Agreement or the Company has breached any material representation or warranty, and such failure or breach has not been cured within 15 days after receipt of notice of such failure or breach from the Purchaser.

  Section 8.2 Effect of Termination. In the event of termination of this Agreement by the Purchaser or the Company as provided in Section 8.1 hereof, all obligations of the parties under this Agreement shall terminate without liability of any party to any other party, except (i) that the obligations set forth in Section 10.13 of this Agreement and in the Confidentiality Agreement shall survive any such termination and (ii) for liability for any willful breach of this Agreement.

                                Article IX

                              Indemnification

  Section 9.1 Survival of Representations and Warranties. All representations and warranties of the parties contained herein, notwithstanding any investigation by Purchaser, shall survive the execution and delivery of this Agreement and the Closing but shall terminate and expire on the eighteenth month anniversary of the Closing together with any right to indemnification for breach thereof (except to the extent to which a notice of a claim for indemnification has been properly made prior to such expiration).

  Section 9.2 Indemnification.

        (a) By the Company. The Company shall indemnify and hold harmless the Purchaser and its directors, officers, employees and agents, at all times from and after the Closing Date, against and in respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs (including reasonable attorney's fees) (collectively, "Losses") arising from or relating to (i) any breach of any of the representations or warranties made by the Company in this Agreement, (ii) any breach of the covenants and agreements made by the Company in this Agreement or any other agreement, document or instrument delivered by the Company in connection with the Closing and (iii) the Retained Liabilities.



        (b) By the Purchaser. The Purchaser shall indemnify and hold harmless the Company and its directors, officers, employees and agents, at all times from and after the Closing Date, against and in respect of any and all Losses arising from or relating to (i) any breach of any of the representations or warranties made herein by the Purchaser in this Agreement, (ii) any breach of the covenants and agreements made by the Purchaser in this Agreement or any other agreement, document or instrument delivered by the Purchaser in connection with the Closing, and
(iii) the Assumed Liabilities.

  Section 9.3 Minimum Amount of Indemnity. No amounts shall be payable by the Company under this Article IX with respect to any claim for any Loss unless and until the aggregate amount otherwise payable by the Company in the absence of this Section 9.3 exceeds $100,000, in which event such amounts in excess of such amount (but only such amount in excess) shall be due. With respect to any claim, no amounts shall be payable by the Company under this Article IX in excess of the lesser of
(i) $3,000,000 minus all amounts previously paid by the Company under this Article IX and (ii) 50% of the maximum unpaid amount of the Earned Rebate Amount as of the date of payment by the Company with respect to such Loss minus all amounts previously paid by the Company under this
Article IX. In no event shall (i) consequential damages or lost profits constitute a "Loss" for purposes of this Article IX or (ii) the Company be liable for any breach of any representation, warranty or covenant of which the Purchaser had actual knowledge as of the Closing. The amount of any Loss suffered by any person shall be reduced by (i) the amount of any insurance proceeds which may be received by such person on account of the event giving rise to such Loss and (ii) any tax benefit which such person may receive as a result of such Loss.

  With respect to any amount payable by the Company under this Article
IX and to the extent that such amount has been finally determined pursuant to Section 9.5 or otherwise agreed to by the Company and the Purchaser, the Purchaser shall have the right to offset any amount to be paid to the Company pursuant to Section 2.1.3 against any such amount. With respect to any amount payable by the Company under this Article IX and to the extent that such amount has been finally determined pursuant to Section 9.5 or otherwise agreed to by the Company and the Purchaser, the Company shall have the right to offset any amount to be paid to it by the Purchaser pursuant to Section 2.1.3 against such amount.

  Section 9.4 Procedure for Claims By Third Parties.

        (a) Any party assessing a right of indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim or demand made by any unrelated person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim") shall notify the indemnifying party (the "Indemnifying Party") in writing of the Third Party Claim within twenty business days after such Indemnified Party becomes aware of such Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article IX except to the extent that the Indemnified Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its liability under this Article IX with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, at its expense. If the Indemnifying Party has not yet acknowledged its liability under this
Section 9.4 with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim, and neither party shall have the right, without the other's consent, to settle or compromise any such third Party Claim.

        (b) If any party becomes obligated to indemnify another party with respect to any Third Party Claim and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnified Party. All amounts paid hereunder shall be paid as an adjustment to the Purchase Price.

  Section 9.5 Procedure for Claims Between the Parties. In the event that either the Company or the Purchaser desires to assert a claim for indemnification against the other under this Article IX, such party shall assert such claim in writing, stating the nature and basis of such claim. The party making such claim shall, on request, provide all information and documentation reasonably necessary to support and verify any Losses which such person believes gives rise to a claim for indemnification and shall give the indemnifying party reasonable access to its books, records and personnel for the purpose of investigating and verifying any such claim. Except as provided in Section 2.2.1, to the extent that a dispute arises between the parties as to whether a party has suffered a Loss or the amount of such Loss, the Company and the Purchaser agree to have such dispute settled by arbitration with the American Arbitration Association under the Commercial Arbitration Rules. Each party shall share equally in the cost of such arbitration, but each party shall bear its own legal, accounting and other similar fees incurred in connection with such arbitration. Such arbitration and determination shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof. The Company and the Purchaser agree that any such arbitration shall be conducted in San Francisco, California.

                                 Article X

                            General Provisions

  Section 10. Negotiations With Others. Until December 30, 1995, the Company will not offer the assets of the Business to, entertain offers for or from, negotiate for their sale to, or make any information about them available for purposes of sale to any third party.

  Section 10.1      Rules of Construction.

        10.1.1 Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect to the extent of $100,000 or more on the operations or financial condition of the Business or on the Company's ability to consummate the transactions contemplated by this Agreement.

        10.1.2 Knowledge. Where a representation or warranty is stated to be based on the knowledge of the Company, such phrase shall refer to the actual knowledge of Ronald W. Glass, Leslie Maslowski, William McEntosh and Kathryn Graf. As referenced in this Agreement, knowledge of Purchaser shall refer solely to the actual knowledge of Alan
C. Jones and John White.

        10.1.3 Headings. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.1.4 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

  Section 10.2 Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

  Section 10.3 Further Assurances. From time to time after the Closing, at the request of Purchaser, the Company will execute and deliver to the Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by the Purchaser or its counsel in order to vest in the Purchaser clear and unencumbered title to the Transferred Assets and otherwise in order to carry out the purpose and intent of this Agreement.

  Section 10.4 Non-Assignable Assets. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sublease or assign any contract, license, lease, commitment, sales or purchase order or any other agreement if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of the Purchaser thereunder following the Closing. The Company shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required as set forth on Schedule 6.2; provided that in no event shall the Company by required to incur any cost in obtaining any such consent. If any such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of the Purchaser thereunder, the Company shall perform such agreement for the account of the Purchaser to the extent permitted under the terms thereof or otherwise cooperate with the Purchaser in any reasonable arrangement necessary or desirable to provide for the Purchaser or its designees the benefits of any such agreement for a reasonable period of time following the Closing, including without limitation enforcement for the benefit of the Purchaser of any and all rights of the Company against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise, in each case at the Purchaser's sole cost and expense. Nothing herein shall be deemed to waive or modify the provisions of Article VIII or Section 7.2.2.

  Section 10.5 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been duly given or delivered (i) when delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent by telephone facsimile transmission, or (iv) sent via a nationally recognized overnight courier to the recipient. Such notices, demands and other communications will be sent to the address indicated below:


  (i)   If to the Company:

       Bay Area Foods, Inc.
       33 San Pablo Avenue
       San Rafael, CA 94903
       Attention: President
       Fax: (415) 472-4602

  with copies to:

       Kohlberg & Company
       111 Radio Circle
       Mt. Kisco, NY 10549
       Attention: James A. Kohlberg
       Fax: (914) 241-7476

       Brownstein Hyatt Farber & Strickland, P.C.
       410 Seventeenth Street, 22nd Floor
       Denver, CO 80202-4437
       Attention: John R. Garrett
       Fax: (303) 623-1956

  (ii) If to the Purchaser:

        United Grocers, Inc.
        6433 SE Lake Road
        PO Box 22187
        Portland OR  97222
        Attention: Alan C. Jones
        Fax: (503) 833-1962


  with a copy to:

        Brownstein, Rask, Arenz, Sweeney, Kerr & Grim
        1200 S.W. Main Building
        Portland, OR  97205
        Attention: John H. Arenz
        Fax: (503) 221-1074

or to such other address as any party may specify by notice given to the other party in accordance with this Section. The date of giving any such notice shall be (i) the date of hand delivery, (ii) the date five days after posting of the mail, (iii) the date sent by telephone facsimile if a business day or the first business day thereafter or (iv) the business day after delivery to the overnight courier service.

  Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the Sate of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

  Section 10.7 Entire Agreement. This Agreement (including attached exhibits and schedules) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understandings, whether written and oral, among the parties or between any of them with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

  Section 10.8 Amendment. This Agreement may be amended, modified or waived only by a written agreement signed by each of the parties hereto.

  Section 10.9 Assignability. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned. Any purported assignment of this agreement or any of the rights and obligations hereunder shall be null, void and of no effect.

  Section 10.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and, if applicable, permitted assigns.

  Section 10.11 Third-Party Beneficiaries. Each party intends that this agreement shall not benefit or create any right or cause of action in any person other than the parties or as specifically expressed in this Agreement.

  Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

  Section 10.13 Expenses. Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

COMPANY:                        BAY AREA FOODS, INC.



                          By:____________________________
                            Name: Ronald W. Glass
                                Title: President



PURCHASER:                UNITED GROCERS, INC.


                          By:____________________________
                            Name: Alan C. Jones
                                Title: President, CEO